STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is USG1, INC. and the name of the corporation being merged into this surviving corporation is CANWEALTH MINERALS CORPORATION.

SECOND: An Agreement of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations.

THIRD: The name of the surviving corporation in the merger herein certified USG1, INC., a Delaware corporation.

FOURTH: The Certificate of Incorporation of USG1, INC. shall continue to be the Certificate of Incorporation of said surviving corporation, and said Certificate of Incorporation shall be amended to amend Article One, relating to the of name of said surviving corporation, to read as follows:

“ARTICLE ONE: The name of the corporation is CANWEALTH MINERALS CORPORATION.”

FIFTH: The merger is to become effective on the date of filing of this Certificate of Merger.

SIXTH: An executed copy of the Agreement of Merger between the aforesaid constituent corporations is on file at 1376 Perrot Boulevard, Ile Perrot, Quebec, Canada J7V 7P2, the principal place of business of the aforesaid surviving corporation.

SEVENTH: A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any shareholder of each of the aforesaid constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 11th day of February, 2013.

By:	/s/ Kimi Royer
Kimi Royer, President